Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No.s 33-75622, 333-108805, 333-150694, 333-166828 and 333-188599) of Albemarle Corporation of our report dated February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments in Notes 1, 10 and 23 and as it relates to the income tax disclosure in Note 18 as to which the date is May 30, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New Orleans, Louisiana
May 30, 2014